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                                                                    EXHIBIT 99.1


                             CONSOLIDATED PRESS RELEASE

                 "CONSOLIDATED STAINLESS FILES FOR REORGANIZATION"


ORLANDO, Florida (December 16, 1997) - Consolidated Stainless, Inc. (NASDAQ/NMS:
"PIPE") announced today that it commenced a voluntary Chapter 11 reorganization case on December 15, 1997 in order to reorganize and restructure its financial affairs.

As part of the filing, the Company secured financing arrangements with Mellon Bank, N.A., subject to court approval. The new line of credit is secured by the assets of the Company, and provides for payment of customary operating expenses.

Harvey B. Adams, chief executive officer of Consolidated Stainless, Inc., stated: "We are not liquidating the Company. Business will continue and it is our plan to reorganize and be out of Chapter 11 as soon as possible. Our core business is excellent and we have already contacted our major customers to reassure them that we can meet their needs."

Consolidated Stainless, Inc. manufactures stainless steel pipe, ornamental and structural tubing, and nipples, and supplies a broad line of stainless and exotic alloy pipe, valves, and fittings (PVF) and related products through its distribution network. The Company's customers include original equipment manufacturers, commercial and industrial end-users and other distributors throughout the United States and Canada. Headquartered in Orlando, Florida, Consolidated's primary production facilities are located in Auburndale, Florida and Lakeland, Florida. The Company operates seven distribution/service centers in Florida (3), California, Georgia, Illinois and Texas.

Safe Harbor Statement under the Private Securities Litigation Reform Act of
1995.

The statements contained herein that are not historical facts may be forward looking statements. The forward looking statements are subject to certain risks and uncertainties, including without limitation those identified below, which could cause actual results to differ materially from historical results or those anticipated. Readers are cautioned not to place undue reliance on these forward looking statements, which speak only as of their dates.

The following factors could cause actual results to differ materially from historical results or those anticipated: adverse economic conditions, the impact of competitive products and pricing, product demand and acceptance risks, raw material and other increased costs, customer delays or difficulties in the production of products, and other risks detailed from time to time in Consolidated Stainless, Inc.'s Securities and Exchange Commission filings.


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Copies of the reorganization pleadings are available from Tri-State Couriers
(contact: Michelle Bowman), at (302) 654-3345.

For further information, please contact: Burton R. Chasnov, Exec. V.P. and Chief Financial Officer, at (407) 896-4000.


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